EXHIBIT 10.29

2600 Campus Drive

San Mateo, California 94403

Tel +1-650-356-4000

Fax +1-650-356-4001

San Mateo, California 94403

www.bluemartini.com

March 19, 2004

Bob Cell

2110 Park

Palo Alto, CA 94306

Dear Bob,

This letter sets forth the substance of the separation agreement (the “Agreement”) that Blue Martini Software, Inc. (“Blue Martini”) is offering to you to aid in your employment transition.

1. Separation.    Your final day of employment at Blue Martini was February 17, 2004 (the “Separation Date). If you participate in any organizations through your work with Blue Martini, you must resign from those positions unless otherwise directed by the Company in writing.

2. Accrued Salary and Paid Time Off.    On the Separation Date, Blue Martini paid you all accrued salary (including refund of your current ESPP balance if applicable), and all accrued and unused PTO earned through the Separation Date, subject to standard payroll deductions and withholdings.

3. Separation Payment.    If you sign and return this Agreement, Blue Martini will pay you a lump sum of $275,000, which is equivalent to six (6) months of your base salary (in effect as of the Separation Date) and target bonus, subject to standard federal and state deductions and withholdings. This amount will be paid upon Blue Martini’s receipt of the signed Agreement.

4. Health Insurance.    If you sign this Agreement and timely elect COBRA coverage, the Company will reimburse your COBRA payments for six (6) months. You may continue your benefits beyond such date at your own expense to the extent provided by the federal COBRA law (or, if applicable, state insurance laws) and Blue Martini’s current group health insurance policies. Please note: You should have received the enrollment package from COBRA Management Solutions (CMS) in late-January 2004 at the latest. If you have not received the enrollment package from CMS, you must contact them at 1-866-517-7580. Blue Martini is not responsible for enrolling you in continuation of your benefits under COBRA; this is something you must take care of yourself through CMS. Details concerning your flexible spending account and 401(k) plan account, if applicable, have already been provided to you in your exit interview. Please refer to the Separation Overview for instructions on how to register for COBRA and information about other forms of medical coverage available to you.

5. Stock Options.    As set forth in the stock option Closing Statement previously provided to you with the Separation Agreement dated January 29, 2004, you were granted an option to purchase shares of Blue Martini’s common stock pursuant to Blue Martini’s 2000 Equity Incentive Plan (the “Plan”). Under the terms of the Plan and your stock option grant, vesting ceased as of the Separation Date. If you sign this Agreement, the Company will accelerate the vesting of your stock option grant number 003546, dated October 17, 2002 (the “Option”), such that 171,328 of the shares subject to the Option will be fully vested as of the Separation Date (with 32,500 shares remaining unvested). Your grant(s) and your vesting to date are summarized in the Closing Statement. If you sign and return this Agreement, you will have twenty-four (24) months from the Separation Date in which to exercise the vested shares subject to the Option, after which they will expire; if you do not sign this Agreement, you will have three (3) months from the Separation Date in which to exercise the vested shares subject to the Option, after which they will expire. If you purchased early-exercised shares, Blue Martini has the option to buy back any unvested shares within 90 days of the Separation Date, and will notify you of its decision before the end of that 90-day period. Please contact Marlene Manzanares at (650) 356-7889 if you have any questions regarding stock options.

6. Employee Stock Purchase Plan.    Blue Martini’s 2000 Employee Stock Purchase Plan governs the terms and conditions of your participation in and entitlement to benefits under Blue Martini’s Employee Stock Purchase Plan.

7. Outplacement.    To help you in your search for new employment, Blue Martini will pay up to $5,000 for executive career services rendered to you, to be provided through Canal Street Talent Management, telephone 650 654 3913.

8. Other Compensation or Benefits.    You acknowledge and agree that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

9. Expense Reimbursements.    You acknowledge and agree that you have submitted your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date. Blue Martini will reimburse you for these expenses pursuant to its regular business practice.

10. Return of Blue Martini Property.    You must return (in good condition) all Blue Martini equipment, information, and other property in your possession on your Separation Date. This includes, for example: computers, peripherals, disks, zip drives, files (electronic and hard-copy), email, sales presentations, notes, records, business plans and forecasts, financial information, specifications, credit cards, identification badges, keys, and key-cards. If you have electronic copies of any Blue Martini proprietary or confidential information stored on your own personal computer or storage media, you must return those files (which may include email, documents, spreadsheets, PowerPoint presentations, etc.) to Blue Martini and destroy any copies left in your possession.

11. Proprietary Information Obligations.    You acknowledge your continuing obligations (both during and after your employment) under your Proprietary Information and Inventions Agreement, including your obligations not to solicit Company employees or contractors and not to use or disclose any confidential or proprietary information of Blue Martini without prior written authorization from a duly authorized representative of Blue Martini. A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit A.

12. Reference Checks.    In accordance with Blue Martini company policy, Blue Martini will confirm title and dates of employment only. Requests for verification of salary must be accompanied by written authorization from you. All requests for reference checks must be forwarded to HR Operations.

13. Confidentiality.    You and Blue Martini agree to hold the provisions of this Agreement in strictest confidence and not to publicize or disclose them in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) Blue Martini may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Blue Martini employee.

14. Nondisparagement.    Both you and Blue Martini agree not to disparage the other party, and the other party’s officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that both you and Blue Martini will respond accurately and fully to any question, inquiry or request for information when required by legal process.

15. Release.    In exchange for the payments and other consideration under this Agreement to which you would not otherwise be entitled, you hereby release, acquit and forever discharge Blue Martini, its parents and subsidiaries, and its and their officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Agreement, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with your employment with Blue Martini or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in Blue Martini, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Americans with Disabilities Act of 1990; the federal Age Discrimination in Employment Act of 1967, as amended; the California Fair Employment and Housing Act, as amended; tort law; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.

16. Section 1542 Waiver.    YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving this release, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against Blue Martini.

17. Miscellaneous.    This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and Blue Martini with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including (without limitation) the Separation Agreement between you and the Company dated January 29, 2004. This Agreement may not be modified or amended except in writing signed by both you and a duly authorized Blue Martini representative. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and Blue Martini, and inure to the benefit of both you and Blue Martini, and your respective heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original signed letter to me; this Agreement will be effective as of the day I receive the signed original (the “Effective Date”).

I wish you good luck in your future endeavors.

Sincerely,

BLUE MARTINI SOFTWARE, INC.

By:	/s/ ERAN PILOVSKY
Eran Pilovsky
Chief Financial Officer

Exhibit A—Proprietary Information and Inventions Agreement

AGREED:

/s/ ROBERT E. CELL	March 23, 2004
Robert E. Cell	Date

EXHIBIT A

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT